CHANGE IN CERTIFYING ACCOUNTANTS



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549

                                  July 22, 1999


Ladies and Gentlemen:


     We have read the statements made by the registrant in the section titled "Change in Independent Accountants" of the Registration Statement (Form S-1 Amendment No. 4 File No. 333-72405) and related Prospectus of R-Tec Technologies, Inc. in response to Item 304 of Regulation S-K and are in agreement with the statements set forth. We have no basis to agree or disagree with other statements of the registrant contained therein.



/s/ Jurewicz & Duca
JUREWICZ & DUCA
Certified Public Accountants, P.C.
Garden City, New York